Exhibit 5.1

June 27, 2014

Rayonier Advanced Materials Inc.

1301 Riverplace Boulevard, Suite 2300

Jacksonville, FL 32207

Re:	Registration Statement on Form S-8
Rayonier Advanced Materials Inc. Incentive Stock Plan
Rayonier Advanced Materials Inc. Jesup Mill Savings Plan for Hourly Employees
Rayonier Advanced Materials Inc. Fernandina Mill Savings Plan for Hourly Employees
Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Corporate Secretary of Rayonier Advanced Materials Inc., a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the filing of the above referenced registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) to register under the U.S. Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 12,700,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which may be issued by the Company pursuant to the Rayonier Advanced Materials Inc. Incentive Stock Plan or offered or sold by the Company pursuant to the Rayonier Advanced Materials Inc. Jesup Mill Savings Plan for Hourly Employees, the Rayonier Advanced Materials Inc. Fernandina Mill Savings Plan for Hourly Employees or the Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees (all of such plans, collectively, the “Plans”). I am furnishing this opinion letter pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

On the basis of such investigation as I deemed necessary, it is my opinion that the Shares are duly authorized for issuance, and, when issued and delivered by the Company upon receipt of adequate consideration therefor, in accordance with the terms and provisions of the applicable Plan, the Shares will be legally issued, fully paid and non-assessable.

This opinion is limited to the federal laws of the United States and the laws of the State of Delaware that, in my professional judgment, are normally applicable to transactions of the type contemplated by the Plans, and I do not express any opinion as to the effect of the laws of any other jurisdiction. This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without my express prior written consent.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Michael R. Herman
Michael R. Herman